Exhibit 99.1

ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care Announces Pricing for Debt Tender Offers

     TOLEDO, Ohio, August 10, 2004 – Manor Care, Inc. (NYSE: HCR) today announced the total consideration and the tender offer consideration to be paid for Notes accepted for payment pursuant to its previously announced cash tender offers to purchase up to $50 million principal amount of the 7 1/2% Senior Notes due 2006 issued by Manor Care of America, Inc. and guaranteed by Manor Care and up to $50 million principal amount of its 8% Senior Notes due 2008.

     The yields to maturity of the reference notes as of 2:00 p.m., New York City time, on Tuesday, August 10, 2004, as calculated by J.P. Morgan Securities Inc., as Dealer Manager for the offers, were 2.472% for the 2.75% U.S. Treasury Note due June 2006, and 3.028% for the 3% U.S. Treasury Note due February 2008. Holders who tendered and did not withdraw their Notes prior to 5:00 p.m., New York City time, on Tuesday, July 27, 2004, will be eligible to receive the total consideration of $1,076.57 and $1,134.18 per $1,000 principal amount of 7 1/2% Senior Notes and 8% Senior Notes tendered, respectively, plus, in each case, accrued and unpaid interest from the last regular payment of interest to (but excluding) the payment date. Holders who tendered and did not withdraw their Notes after 5:00 p.m., New York City time, on Tuesday, July 27, 2004, will be eligible to receive the tender offer consideration of $1,056.57 and $1,114.18 per $1,000 principal amount of 7 1/2% Senior Notes and 8% Senior Notes tendered, respectively, plus, in each case, accrued and unpaid interest from the last regular payment of interest to (but excluding) the payment date.

     Each offer will expire at 12:00 midnight, New York City time, on Thursday, August 12, 2004, unless extended or earlier terminated. Manor Care will accept Notes for payment on a pro rata basis based on the total principal amount of Notes of each series tendered and not withdrawn and the maximum tender amount for each series, subject to the terms and conditions of the relevant offer. Full details of the terms and conditions of the offers are included in the company’s Offer to Purchase dated July 16, 2004 and the related letter of transmittal.

     J.P. Morgan Securities Inc. is serving as Dealer Manager for the offers. Persons with questions regarding the offers should contact J.P. Morgan Securities Inc., toll-free at 866-834-4666. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at 212-430-3774 or 866-470-4500.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The offers are made only by the Offer to Purchase dated July 16, 2004 and the related letter of transmittal.

     Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

HCR-PR04-6	8/10/04rr